Exhibit 99a
                                       March 19, 1998
                                       Upon Receipt
                                       Clifford J. Hebert, Jr.
                                       (617) 357-9590



   EUA ANNOUNCES POTENTIAL SALE OF COGENEX DIVISION

  BOSTON, March 19, 1998---Eastern Utilities Associates (NYSE Symbol: EUA) has identified a potential purchaser for its EUA Cogenex Corporation subsidiary and has entered into exclusive negotiations which could lead to its sale by mid-year, Chairman and Chief Executive Officer Donald G. Pardus announced today.

  "The sale would have a substantial positive impact on 1998 earnings. The tentative agreement provides the terms under which Cogenex would be acquired, but is subject to detailed due diligence and approval of management and the board of directors of both the buyer and Eastern Utilities Associates. In addition, shareholders of EUA must also approve the sale," Pardus said.

  "Terms of the agreement and the identification of the potential purchaser are subject to a confidentiality agreement between the parties and will be publically disclosed when a definitive agreement is signed," Pardus said.

  This News Release may contain a discussion of future earnings and new business opportunities which are "forward-looking statements" under the federal securities law.

Actual results could differ materially from those discussed, and there can be no assurance that such estimates of future results could be achieved.

  Headquartered in Lowell, Mass., EUA Cogenex is the leading national performance contracting company that invests its financial resources and engineering expertise to implement facility improvements and reduce operating costs for select clients. EUA is a Boston-based diversified energy services company whose shares are traded on the New York and Pacific Stock Exchanges. Subsidiaries, in addition to EUA Cogenex, include Blackstone Valley Electric Co., Eastern Edison Co., Newport Electric Corp., EUA Energy Investment Corp., EUA Ocean State Corp., EUA Service Corp., EUA Energy Services, Inc., and Montaup Electric Co. Together, the companies are known as the EUA System. Information about EUA is available on the World Wide Web at http://www.eua.com.